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                                                                    Exhibit 2.13

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into this 2nd day of May, 2002, by and among Packers Service Group, Inc., a Nebraska corporation (the "Buyer" or the "Company", as applicable) and Infovisa, Inc., a Colorado corporation (the "Seller").

                                    RECITALS

         A. Seller owns title and beneficial ownership interest in 100.0% of all of the issued and outstanding preferred stock (the "Stock") of the Company;

         B. The parties desire that Seller sells to Buyer and Buyer purchases from Seller upon the terms and conditions hereinafter set forth all of the Stock representing an interest in 100.0% of the preferred stock of the Company immediately after all transactions contemplated or referenced in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                PURCHASE OF STOCK

         1.1      Definition Reference. Certain capitalized terms are defined in
Section 8.1.

         1.2 Purchase of Stock. Subject to the terms of this Agreement, Seller agrees to sell, transfer and assign (or cause to be sold, transferred and assigned) to Buyer free of all Liens, and Buyer agrees to purchase 10,000 shares of the Stock representing 100.0% of the authorized and issued shares of preferred stock of the Company.

                                   ARTICLE II
                                  CONSIDERATION

         2.1 Purchase Price. In consideration of the Purchased Stock, Buyer will pay Seller the aggregate purchase price of $10,000,000 together with all earned and undistributed dividends on the stock through the Closing Date (the "Purchase Price"), payable as set forth below.

                  2.1.1 Closing Payment. At the Closing, Buyer will pay Seller the Purchase Price by either delivery of immediately available funds or a promissory note issued by Buyer as may mutually be agreed upon by the parties at closing.

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                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date of this Agreement and as of Closing, as follows:

         3.1 Ownership of Stock. Seller is, as of the date of this Agreement, the record title and beneficial owner of 10,000 shares of the Stock, and will be the record title and beneficial owner of such Stock as of Closing, free and clear from all Liens of any nature, and upon the delivery to Buyer of the endorsed Stock certificates Buyer will be the title and beneficial owner of 10,000 shares of Stock, which shall constitute 100% of the issued and outstanding preferred stock of the Company, which shall be free and clear from all Liens of any nature.

         3.2 Authorization; Organization and Standing; Non-Contravention. Seller has the necessary power and authority to execute and deliver this Agreement and to perform the obligations to be performed by Seller hereunder, and this Agreement is valid and binding upon Seller and enforceable in accordance with its terms. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and the performance by Seller of the terms of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which the Company is a party or by which the Company is bound or which any of its assets are subject, (c) violate provisions of the Company's articles of incorporation or bylaws, or (d) result in acceleration of any obligation under, or constitute an event of default under any order, judgment or decree to which the Company or Seller are bound. No approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the directors of the Company is required that has not been obtained in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

         4.2 Authority; Noncontravention. Buyer has the necessary corporate powers and authority to execute and deliver this Agreement and to perform the obligations to be performed by Buyer hereunder, and this Agreement is valid and binding upon Buyer and enforceable in accordance with its terms. The execution and delivery of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach

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of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which Buyer is a party or by which Buyer is bound or which any of its assets are subject, (c) violate the articles of incorporation or bylaws of Buyer, or (d) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which Buyer is bound. Except as specifically set forth in this Agreement, no approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the shareholders or directors of Buyer is required that has not been obtained in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         4.3 Brokers and Finders. Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with this Agreement.

                                    ARTICLE V
                                     CLOSING

         5.1 Closing. If the conditions to the parties' obligations enumerated below in Sections 5.2 and 5.3 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place as of the date first set forth above (the "Closing Date"), by delivery or facsimile copies of documents, or on such other date or at such other location as the parties may agree. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for in Sections 5.2 and 5.3 have been consummated. Notwithstanding the date of Closing, the transactions consummated herein shall be effective as of May 3, 2002.

         5.2 Conditions to Buyer's Obligations. The obligation of Buyer to perform this Agreement is subject to satisfaction (or written waiver by Buyer in Buyer's sole discretion) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Buyer which are not attached as Schedules (and therefore deemed satisfactory to Buyer) must be in form and substance reasonably satisfactory to Buyer:

                  5.2.1 Agreements Performed. Seller shall have performed all of the obligations under this Agreement to be performed by Seller at or before the Closing, and Buyer shall have received a certificate to such effect, executed by the Seller and dated as of the Closing Date;

                  5.2.2 Representations Accurate. The representations and warranties of Seller contained herein will continue to be accurate in all material respects just as if made as of the Closing, without giving effect to any supplemental disclosure, update or modification and Buyer shall have received a certificate to such effect, executed by the Seller and dated as of the Closing Date, if requested by Buyer;

                  5.2.3 Legal Action. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

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                  5.2.4    Stock Certificates. Buyer will have received stock
certificates either duly endorsed in blank or with stock powers so endorsed and attached thereto ready for immediate transfer into Buyer's name, representing the transfer of the Seller's Stock to Buyer, free of all Liens, as well as all other documents to be delivered pursuant to Section 5.5.1 hereof;

                  5.2.5 Access to Records. Buyer shall have been afforded an opportunity to review all books and records of the Company and its Subsidiaries;

                  5.2.6 Due Diligence. Buyer will have completed its due diligence review with respect to the Company and the results thereof shall have been to the satisfaction of Buyer in its sole discretion;

                  5.2.7 Others. Buyer will have received each other document required to be delivered to Buyer hereunder.

         5.3 Conditions to Seller's Obligations The obligation of Seller to perform this Agreement is subject to satisfaction (or written waiver of Seller in Seller's sole discretion) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Seller which are not attached as Schedules (and therefore deemed satisfactory to Seller) must be in form and substance reasonably satisfactory to
Seller:

                  5.3.1 Agreements Performed Buyer will have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

                  5.3.2 Representations Accurate. The representations and warranties of Buyer contained herein will continue to be accurate in all material respects just as if made as of the Closing without giving effect to any supplemental disclosure, update or modification;

                  5.3.3 Legal Action. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                  5.3.4 Closing Payment. Seller will have received immediately available funds by wire transfer in the amount of the Purchase Price and each of the other documents required to be delivered pursuant to Section
5.5.2 hereof;

                  5.3.5 Others. Seller and the Company will have received each other document required to be delivered to them hereunder.

         5.4      Closing Covenants.

                  5.4.1 Supplemental Disclosure. Until the Closing, the parties hereto will immediately notify the other party of any event or circumstance that:

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                           (a)      makes it necessary to correct any
                  representation and warranty in Article III or IV that has been rendered inaccurate thereby; or

                           (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty in Article III or IV.

                  5.4.2    Termination. This Agreement may be terminated:

                           (a) by written agreement of Buyer and Seller, or if Buyer determines to terminate after due diligence investigation by Buyer is not satisfactory in Buyer's discretion; or

                           (b) by Buyer, if there has been a material breach by Seller or the Company or its Subsidiaries of any of the Seller's representations, warranties, covenants or agreements set forth in this Agreement which breach cannot be cured promptly by the Seller or the Company or its Subsidiaries.

If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement will become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) of this Section, all rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom. All rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.

         5.5 Closing Deliveries. At the Closing, the parties hereto will make the transfers and deliveries hereinafter set forth. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or deliver will become effective until all of the transfers and deliveries provided for hereunder have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the close of business on May 3, 2002.

                  5.5.1 Deliveries from Seller to Buyer. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

                           (a) certificates representing all of the purchased Stock duly endorsed by Seller, fully registered in the name of Buyer and duly recorded on the stockholder and transfer records of the Company, free of all Liens and assessments;

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                           (b)      each other document reasonably requested to
                  be delivered to Buyer hereunder.

                  5.5.2 Deliveries from Buyer to Seller. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

                           (a)      evidence of wire transfer of the Purchase
                  Price;

                           (b) each other document reasonably requested to be delivered to Seller hereunder.

                                   ARTICLE VI
                                    COVENANTS

         6.1      Miscellaneous Covenants.

                  6.1.1 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be authorized mutually by Buyer and Seller or as required by Law.

                  6.1.2 Expenses. Except to the extent otherwise specifically provided herein, each party will pay all of its own respective expenses incident to the transactions contemplated by this Agreement which are incurred by such party or its representatives.

                  6.1.3 No Assignment. Except as provided in Article IX, no assignment of any part of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without that consent will be void.

         6.2      Confidentiality.

                  6.2.1 Confidentiality Obligation. Except for a Required Disclosure (as defined below) each party hereto agrees not to disclose or use, directly or indirectly, any Confidential Information, at any time after execution of this Agreement, and the Closing. In the event of a contemplated Required Disclosure of Confidential Information by a party, such party agrees to use his or its best efforts to provide the other party and the Company an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 6.2.1, "Confidential Information" means (I) all information belonging to, used by, or which is in the possession of any party hereto relating to the Company's or its Subsidiaries' or another party hereto's business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company or its Subsidiaries, including, but not limited to, information relating to the Company's or its Subsidiaries' products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (ii) all information relating to the acquisition of the purchased Stock by Buyer

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hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each party hereto acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Company or of the appropriate other parties hereto, as the case may be, whether or not prepared in whole or in part by any party hereto and whether or not disclosed to or entrusted to the custody of any party hereto. Nothing herein shall require any party to withhold from disclosure of any Confidential Information hereunder where disclosure is required by Law, required to be included in either party's financial statements or required for the preparation and submission of any report for any agency, commission or board requiring such information in connection with such party's business (a "Required Disclosure"). Notwithstanding any other provision contained in this Agreement to the contrary, Buyer may furnish information (including Confidential Information) to third Persons who are agents or employees of Buyer.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article III and Buyer in Article IV will survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

         7.2 Indemnification by Seller. Seller will indemnify Buyer and its Affiliates (exclusive of the Company, its Subsidiaries and the Seller) and the shareholders, directors, employees and agents of Buyer and its Affiliates (exclusive of the Company and the Seller) (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of any material inaccuracy in or breach of any representation or warranty by Seller herein or in any other agreement, or document referred to herein and delivered by or on behalf of Seller in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Buyer as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach hereunder); provided, however, in no event shall this subsection (a) apply to any inaccuracy or breach caused by an event which occurs after the Closing;

                  (b) Covenants. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller herein or in any other agreement or document referred to herein and delivered by or on behalf of Seller in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Buyer as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach thereunder).

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         7.3      Indemnification by Buyer. Buyer will indemnify Seller and
Seller's agents (collectively, the "Seller Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer herein or in any other agreement, or document referred to herein and delivered by or on behalf of Buyer in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Seller as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach hereunder);

                  (b) Covenants. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement or document referred to herein and delivered by or on behalf of Buyer in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Seller as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach thereunder).

                                  ARTICLE VIII
                                  CONSTRUCTION

         8.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

         "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

         "Buyer" means Packers Service Group, a Nebraska corporation.

         "Buyer Indemnified Parties" is defined in Section 7.2.

         "Closing" and "Closing Date" are defined in Section 5.1.

         "Company" means Packers Service Group, Inc., a Nebraska corporation.

         "Confidential Information" is defined in Section 6.2.1.

         "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statutes, ordinance, rule, order or regulation.

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         "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "Lien" means any security interest, lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, warrant or any other title defect or restriction of any kind.

         "Person" means any individual, corporation, partnership, association or any other entity or organization.

         "Purchased Stock" means the Stock the Company acquired by Buyer at the Closing and which at the Closing shall represent 100% of the issued and outstanding preferred stock in the Company.

         "Purchase Price" is defined in Section 2.1.

         "Seller" means Infovisa, Inc., a Colorado corporation.

         "Seller Indemnified Parties" is defined in Section 7.3.

         "Stock" is defined in the Recitals.

         "Subsidiaries" means any wholly owned subsidiary entities of the Company.

         8.2      Notices. All notices shall be in writing delivered as follows:

         (a)      If to Buyer:

                           Packers Service Group, Inc.
                           Attention: Mike Dunlap
                           6801 South 27th Street
                           Lincoln, Nebraska 68512
                           Telephone: 402/323-1131
                           Facsimile: 402/323-1286

                  with a copy to:

                           Daniel F. Kaplan
                           Perry, Guthery, Haase
                           & Gessford, P.C., L.L.O.
                           233 South 13th Street, Suite 1400
                           Lincoln, Nebraska 68508
                           Telephone: 402/ 476-9200
                           Facsimile: 402/ 476-0094

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         (b)      If to Seller:

                           Infovisa, Inc.
                           Attention: Mike Dinges
                           11120 Treynorth Drive
                           Cornelius, NC 28031
                           Telephone: (704) 892-3270 X226
                           Facsimile: (704) 892-7868

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

         8.3 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder.

         8.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         8.5 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party. This Agreement shall be construed to be valid and enforceable to the full extent allowed by law. It is agreed that if any part, term or provision of this Agreement is determined to be illegal, unenforceable or in conflict with applicable law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the term of provision held to be invalid.

         8.6 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by both parties and which specifically refers to this Agreement.

         8.7 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder.

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         INTENDING TO BE LEGALLY BOUND, the parties have signed this Stock
Purchase Agreement as of the date first above written.

PACKERS SERVICE GROUP, INC.               INFOVISA, INC.

By:    /s/ Mike Dunlap                    By:    /s/ Mike Dinges
Title: V.P.                               Title: President

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